Exhibit 23.7
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We hereby consent to the use of our report dated November 8, 2006, except as to Note 9 (f) which is as of November 24, 2006, relating to the consolidated financial statements of Tone Resources Limited for the years ended August 31, 2006 and 2005, which appears in Registration Statements numbered 333-138233, 333-138271 and 333-138272 on Form S-4 and the related prospectuses for U.S. Gold Corporation and US Gold Canadian Acquisition Corporation (collectively the “SEC Filings”). We also consent to the reference to us under the heading “Experts” in the Documents and any amendments thereto.

Vancouver, Canada January 24, 2007	/s/ Amisano Hanson Chartered Accountants